Remarks by
                               Louis C. Camilleri
                      Chairman and Chief Executive Officer
                               Altria Group, Inc.

                    Morgan Stanley Global Consumer Conference
                           Grand Hyatt Hotel, New York
                                November 4, 2004


                                     Slide 1


Thank you and good afternoon everyone.  It is a pleasure to be here today.

My remarks contain certain forward-looking statements and I direct your attention to the Forward-Looking and Cautionary Statements section in today's news release.

One year ago, I addressed this group and outlined three key objectives -- to grow our businesses and earnings, resolve our litigation issues and reward our shareholders. Today, I will describe our progress against these objectives.

Last year, I emphasized that Altria Group has a single overriding objective -- to deliver superior returns to our shareholders over the long term, and I said that we would pursue all alternatives to achieve that goal.

I want to emphasize again today that we remain as committed as ever to that goal. Altria Group clearly has significant value potential.

Our dividend yield of nearly 6% is 3.5 times the S&P average. We trade at a multiple discount of 47% versus the S&P 500. Looking at Altria's price to earnings multiple excluding Kraft, you can see that our tobacco businesses are significantly undervalued versus their tobacco peers.

It is therefore obvious that we are looking at a number of alternatives to maximize shareholder value, including the separation of the company into two, or potentially three, strong and independent entities, and we are beginning to make the necessary preparations to assure execution readiness when the litigation environment permits.

Although the precise timing and chronology of events remain uncertain, I can assure you that we are working on a myriad of activities in anticipation of a potential breakup.

I need to stress, however, that continuing improvements in the litigation environment, and by that I mean the entire litigation environment, are a prerequisite to consideration of any such action by the Board.

You may remember that one year ago I described in some detail why we thought the long-term trend in tobacco litigation was improving. We continue to believe that the positive fundamentals witnessed over the last couple of years remain very much in place.

I will begin by commenting on the Department of Justice case, the Engle case in Florida, and the Price case in Illinois.

Trial of the Department of Justice case began in September and, so far, has gone as we expected. We are optimistic that we will ultimately prevail, for a number of reasons.

First, the government must establish that the defendants engaged in RICO violations in the past.

Second, the government has made no effort to establish which, if any, of the defendants' past gains are ill-gotten. Proof of that, as you know, is fundamental to the government's disgorgement case.

Third, because of the restrictions imposed on PM USA as a result of the Master Settlement Agreement, and as a result of the actions PM USA has taken on its own, that go well beyond the requirements of that Agreement, we do not believe that the government will be able to prove that there is a reasonable likelihood of future RICO violations by PM USA. Such proof is necessary in order for the government to obtain disgorgement and injunctive relief.

On November 17, the United States Court of Appeals for the District of
Columbia will hear argument on the issue of whether disgorgement is permitted in the government's lawsuit and, if so, the scope of that disgorgement. We feel very good about our position. Disgorgement is an inherently backward looking remedy, unlimited in scope and designed primarily to "punish or deter."

However, the remedy permitted by the civil RICO statute is specifically limited in scope to only that which will "prevent and restrain" future illegal conduct. If deterrence were permitted, there would be no limitation on the scope of the remedy, because all remedies can be said to deter. However, should the Court of Appeals permit the government to pursue disgorgement, we feel confident the Court will significantly limit the amount that can be ordered disgorged in the event the government overcomes the considerable evidentiary hurdles relating to proof of ill-gotten gains and the likelihood of future RICO violations that I just mentioned.

We expect a decision by the Court of Appeals toward the end of this year, or early next.

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

Yesterday, the Florida Supreme Court heard argument in the Engle case, and we hope for a decision by the middle of next year.

While all of us should be very cautious about making assumptions based on questions and answers during oral argument, nothing we heard yesterday lessens our confidence in the strength of our positions on both the class certification and punitive damages issues.

Our confidence is based, in part, on the nearly unanimous legal precedent in our favor on these issues, and on the very strong opinion of the Florida Court of Appeals which brought Florida into line with the vast majority of other states on the issue of class certification, and we believe that the Florida Supreme Court will affirm that position.

Oral argument is scheduled for November 10 before the Illinois Supreme
Court in the Price "Lights" class action. We hope to get a decision from that Court by the middle of next year.

There has been some discussion about the composition of the Illinois
Supreme Court, but I would point out that the Court sitting today is exactly the same court that rendered the unanimous, and very favorable decision, in the Shannon case. Thus, we are confident that, regardless of the composition of the court, the issues will be decided based on their legal merits.

As with Engle, we are optimistic about the result in Price, because of what we believe to be very powerful arguments in our favor, based on the law in Illinois, as set forth in such cases as Olivera, Shannon and Zeckman.

First, Illinois law makes very clear that any claimed deceptive conduct must have actually caused plaintiffs' injuries. No such proof was presented in the Price case.

In addition, issues such as why consumers bought "Lights," and how they smoked them, are unique to each individual, and cannot be established on a class basis.

Finally, in light of the warning label that appears on every pack of cigarettes, claims based on fraudulent advertising and promotion, such as those in Price, are preempted by both the Federal Cigarette Labeling and Advertising Act, and the authority exercised by the Federal Trade Commission in this area.

In fact, in the recently decided Daniels class action in California, in which the California Court of Appeals affirmed the dismissal of the entire case, the trial court finding, that claims that the advertising and promotion of "Lights" were fraudulent, are preempted by the Federal Labeling Act was left undisturbed on appeal.

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

In addition, in a very important part of the decision, the Court of Appeals affirmed the decision of the trial court that plaintiffs' claims, that PM USA's advertising and promotion were misleading and deceptive because they were allegedly directed to children, are preempted by the Federal Labeling Act, for the reasons set forth in the United States Supreme Court decision in Reilly. This decision is important because, before the Reilly decision, the California Supreme Court had ruled in Mangini that such claims were not preempted.

The "Lights" litigation remains a particular focus of attention, as we work our way toward what, we believe, will be the ultimate favorable resolution of such cases.

The Aspinall case in Massachusetts survived as a class action because of the Massachusetts Supreme Court's interpretation of the unique Massachusetts consumer protection statute, which may be construed as requiring no causal connection between the alleged deceptive advertising and the purchase of the product, a reading with which we disagree.

We do not believe that is the law in the vast majority of states, and certainly not in Illinois, Ohio, Missouri and Florida, where we have other Lights cases pending on appeal.

In fact, the Florida Fourth District Court of Appeals just recently denied a rehearing of its decision decertifying the class in the Hines case, a decision based on the predominance of individual issues over so-called common issues, and because, under Florida law, there must be a substantial causal connection between the alleged deceptive advertising and the purchase of the product.

Finally, we were pleased that the United States Supreme Court entered a stay of the enforcement of the judgment, in the Henley case, while PM USA finalizes its application asking that court to hear its appeal. Important constitutional issues are presented by the appeal, and we believe the judgment should be reversed.

For the reasons I have just given, I believe the trend in tobacco litigation has improved since we last met, and will continue to improve.

Before turning to our businesses, let me first reaffirm Altria Group's previously announced guidance for diluted earnings per share in a range of $4.55 to $4.60 for the full year 2004, and I believe we will achieve the high end of that range.

This includes charges for the Kraft restructuring, charges for the PMI agreement with the European Community, and previously reported one-time tax benefits. It excludes the impact of any Kraft divestitures and any potential short-term impact of the recently passed tobacco buyout legislation.

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

Turning now to growing our businesses and earnings, last year I said at this meeting that our operating companies have a tremendous base on which to build, despite challenges in certain categories or markets and that, importantly, they have the resources necessary to invest behind the long-term growth and success of their superior brands.

That remains as true today as it was one year ago. As you know, the consumer products industry is currently facing difficult challenges, due in particular to fierce branded and generic competition, lack of pricing power, strength of the trade, increasing regulation and higher commodity costs. In our tobacco businesses, we have the added complexity of excise taxes and the increase in counterfeit products.

Our operating companies are responding with effective strategies by focusing on breakthrough innovation, building brand equity and superior product quality to justify a premium price, reducing costs, investing in marketing infrastructure and R&D, speed to market and geographic expansion, price gap management and securing fair tobacco excise taxes. These strategies are common to Kraft, Philip Morris USA and Philip Morris International.

Let me begin with our food business. Kraft is focused on becoming a more nimble, execution-oriented, cost-effective competitor in categories that have growth and profit potential.

It is successfully executing on its Sustainable Growth Plan, which includes an additional increase in marketing spending of close to $600 million this year to drive top-line growth.

As you can see in the component parts of Kraft's revenue growth, Kraft's revenues were up 4.6% for the year-to-date September 2004. More critically, Kraft's revenue growth from volume and mix, which measures the real top-line growth of the company, has sequentially grown from 0.4% in 2003 to 2.7% in the third quarter of 2004. This is solid evidence that the actions being taken at Kraft are slowly but surely having their intended effect.

New products will play a key role in Kraft growth going forward, and Kraft is focusing on fewer, bigger and better ideas using a new fast-track process for key priorities. It is also significantly improving speed of execution by using global best practices to move rapidly from idea to market. I would like to share a few examples of how this process is driving real breakthrough innovation at Kraft.

Earlier this year, Kraft introduced the Tassimo hot beverage system. Launched first in France, Tassimo has met with very good trade and consumer response. This is a revolutionary new product that represents a breakthrough idea that is truly bigger and better.

The Tassimo system features one-button operation with an integrated bar code reader that allows the machine to optimize water temperature and brewing conditions for a variety of drinks, including proprietary dairy technology for cappuccino foam with real milk.

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

Competitors' machines are far more limited and Kraft believes that Tassimo will prove superior in meeting consumer needs. On a market-by-market basis, Kraft will use the system in conjunction with its strong local brands such as Carte Noire in France, Jacobs in Germany and Maxwell House in the U.S.

Kraft has introduced a microwavable product to the dynamic DiGiorno Rising Crust frozen pizza line, utilizing the company's proprietary dough and cooking technology, which Kraft plans to expand to other product categories.

Consumers can now have their DiGiorno pizza in about five minutes, a quarter of the cooking time of a conventional oven. The real breakthrough, however, is product quality, providing a crisp, fresh crust directly from the microwave.

Sales to date have been outstanding, achieving a 1.6% share of the frozen pizza category with just three weeks of advertising.

Ritz Chips, first introduced last year, has become Kraft's latest $100 million business. It is producing incremental volume for the Ritz cracker trademark in the salty snacks category, and Kraft has increased capacity to keep up with strong demand.

Kraft has made excellent progress on its restructuring plans. The program will cost $1.2 billion over three years, of which about $600 million is expected to be cash costs. Kraft projects $400 million in annual savings by 2006, with the vast majority in cash.

Kraft plans to exit up to 20 plants and eliminate about 6,000 positions, or about 6% of its workforce, and through September it had announced the exit or closure of 12 plants worldwide and a work force reduction of 2,900 positions.

Kraft has been aggressively reviewing its portfolio, carefully considering those businesses that are important from either a category or geographic scale perspective. I obviously cannot share details at this point, but I can assure you that any divestitures will create shareholder value over the long term.

On the acquisition front, earlier this year Kraft acquired the Veryfine
Company and its Fruit20 brand of zero calorie flavored water. That business has been fully integrated, is on track with expectations and has good potential for expansion.

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

In our domestic tobacco business, PM USA is committed to balancing share and income growth with successful strategies in a highly competitive industry.

PM USA's net revenues increased 2.6% to $13.1 billion in the first nine months of 2004 and operating companies income grew 14.7% to $3.3 billion for the same period, reflecting the impact of pre-tax charges of $182 million in 2003 for the tobacco growers settlement, as well as higher results from operations in 2004.

Looking ahead, although PM USA anticipates that volume will decline slightly for the full year 2004, it expects a retail share gain of nearly one share point and operating companies income growth in the low single digits for the year.

Strong brand performance led by Marlboro, new products, cost reduction and successfully managing the overall value equation of its brands will drive income growth at PM USA going forward.

For nearly 50 years, PM USA has offered adult smokers high-quality Marlboro products with a flavor proposition that has remained relevant throughout its history. With a retail share of 39.6% in the U.S., Marlboro is larger than the next 10 leading brands combined.

Remarkably, Marlboro has delivered volume and retail share gains versus the year-ago-period for four consecutive quarters in the U.S.

PM USA has made significant investments behind new product introductions. Marlboro Blend No. 27, a line extension that reinforces Marlboro's flavor heritage by offering adult smokers a new, smooth, rich and mellow flavor was introduced in the first quarter of 2003 and has helped contribute to Marlboro's share growth.

PM USA recently introduced Marlboro Menthol 72mm, with bold blue and green packaging. This new Marlboro Menthol offers adult smokers a fresh and bold flavor in distinctive packaging and a shorter length than Marlboro Menthol Kings. It has driven incremental growth for Marlboro in the menthol segment.

Promotions that build brand equity through adult consumer experiences are another driver of Marlboro's growth.

Marlboro's Outwit the West contest, where teams of adult smokers participated in a real-time adventure, has been an enormous success. Thousands of adult teams are now competing in this trivia hunt for big rewards, including a chance to win a million dollars and a trip to the Marlboro Ranch.

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

PM USA has also developed the Marlboro Reward Card, a unique program that provides adult smokers with a pre-paid debit card, and initial consumer test response has been very favorable.

In any given year, PM USA reaches millions of adult smokers on its database with relationship building programs like these to increase loyalty to its four Focus brands.

Another Marlboro growth driver is effective price gap management.
Marlboro's shipment and retail share performance since the fourth quarter of 2002 have been outstanding, due in part to PM USA's integrated strategy that has kept Marlboro's price gap with the lowest-price brands at the mid-40% level on average.

PM USA's brand integrity department continues to take aggressive action both on its own and working with others to combat the sale of counterfeit and contraband cigarettes.

The department works with law enforcement at the local, state and federal levels to support seizures of contraband cigarettes.

PM USA is also supporting state and federal legislation to address the problem of contraband cigarettes, including illegal Internet sales. Anti-contraband legislation was enacted in six states in 2004, bringing the total to 11 states.

Legislation to restrict Internet and direct mail sales was enacted in four states this year, now totaling 17 states, and we still hope to see passage of the Prevent All Cigarette Trafficking, or PACT Act at the federal level.

PM USA also continues to bring legal actions against retailers, wholesalers, importers and Internet sellers who illegally use the company's trademarks.

To wrap up on PM USA, one of the major initiatives you will see next year revolves around Marlboro's upcoming 50th Anniversary, including new Red and Lights 72mm anniversary packs that are in the pipeline.

Although we obviously can't share details, I can assure you that PM USA has a host of exciting actions that will continue to drive the growth of Marlboro and maintain its position as one of America's most valuable trademarks.

Turning to our international tobacco business, PMI continues to reinvest to drive organic volume growth for its superior brand portfolio.


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

In the nine months ending September, PMI's volume increased 3.7% to nearly
589 billion units. Operating companies income rose 2.6% to $5.1 billion, aided by favorable currency of $425 million, partially offset by a $250 million pre-tax charge for the EC agreement.

Absent the charge for the EC agreement, PMI's operating companies income was up 7.6%. The favorable currency is allowing PMI to purposefully invest in its brands.

PMI's enormous brand strength provides it with advantages that cannot be matched by its competitors. Last year, for example, PMI generated operating companies income of $6.3 billion, exceeding the combined income of BAT and Japan Tobacco.

Looking at PMI versus Coca-Cola and Procter & Gamble, two leading consumer products companies, you can see that PMI's compound annual growth rate for net sales over the 10-year period from 1993 to 2003 was 6.4% versus 5.4% for Coke and significantly higher than P&G's growth rate.

Comparing income growth rates over the same period, PMI's income grew
10.3%, faster than Coke's 7% and on par with P&G, which I believe demonstrates the superior performance of PMI as a premier consumer products company.

Marlboro's strength, global image and unrivaled scale clearly set it apart from competitors' brands. Last year, Marlboro's volume of 320 billion units was nearly as large as the next seven competitive international brands combined.

PMI is actively developing appropriate new products and line extensions to meet regional consumer preferences, particularly for Marlboro. For example, in Mexico, PMI recently introduced Marlboro Mild Flavor, a new smooth, full-flavor Marlboro adapted for Latin American tastes and supported with the slogan, "Born Blue."

In numerous markets, including the Ukraine and Korea, strong growth for Marlboro is being driven by the success of Marlboro Ultra Lights.

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

Packaging is more important than ever in today's restrictive marketing environment. PMI recently introduced the Marlboro Lighter pack, with a unique side opening hinge and silver pack design, as a promotional item in selected high profile and exclusive outlets in a few key markets.

PMI has many new packaging ideas in the pipeline, particularly for Marlboro, and these will be launched next year and beyond.

PMI continues to expand its international platforms for Marlboro to build volume. The very popular Marlboro Adventure Team promotion now features both summer and winter programs that will run in 35 markets next year. PMI's partnerships with the Ferrari and Ducatti racing teams also provide exciting promotional opportunities.

Among PMI's objectives are advocating minimum taxes and equalizing the tax burden on all tobacco products, and it has achieved great success in numerous markets. An exception is Germany.

Germany's current tax policy, which addresses neither revenue nor public health objectives, is fundamentally incoherent because tobacco portions are taxed at half the rate of cigarettes. As a result, cigarette consumption is declining as consumers are down trading to lower-priced tobacco products, particularly tobacco portions.

The cigarette market in Germany was down 15% and tobacco portions volume more than doubled for the nine months ending September. The combined consumption of cigarettes, fine cut, tobacco portions and cigarillos was down a more modest 6.4%.

It is interesting to note that within total tobacco consumption, smokers who exclusively smoke cigarettes now account for 69.7% of all smokers, a decline of 7.4% versus 2001.

Smokers who smoke cigarettes and other tobacco products account for 22.8% of all smokers, an increase of 3.5% versus 2001, while smokers who exclusively smoke other tobacco products now account for 7.5% of smokers, an increase of nearly 4 percentage points over three years.

The success of portions is purely a function of tax. Using Marlboro as an example, this slide shows that PMI's portions sell at half the price of its cigarettes, but are taxed at the rate of roll-your-own. As a consequence, Marlboro margins on portions and cigarettes are relatively similar.

As you know, PMI is participating vigorously in the tobacco portions, fine cut and cigarillo segments, and will do so until taxes are equalized. While PMI is progressively ramping up capacity as of this month, regretfully, it may not be in a position to fully meet demand until the third quarter of next year.

One piece of good news is that the Minister of Finance in Germany is reportedly working on a plan to equalize the tax burden and indefinitely postpone the tax increase scheduled for September 2005.


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


Importantly, we do not believe the issues PMI confronts in Germany are likely to spread beyond the German border, for two reasons.

First, the government's incoherent tax policy has created the situation, and second, the characteristics of the trade and the power of trade brands in Germany are unique to this market.

Within this environment, Marlboro, with a market share of 29.9%, has held its own in the German cigarette market. Its share of the premium segment at 68.2% continues to exhibit strong growth.

Marlboro's resilience is attributable to Marlboro Red, which achieved a 15.2% share of market through September. However, Marlboro Gold, at 8.7% is losing share.

To address Marlboro Gold's share erosion, PMI recently launched Marlboro
Blend 29. This product offers a distinctive taste with a slightly darker blend and mix of tobaccos, yet retains Marlboro's character.

The pack is different and a significant departure from the classic roof top design, but very much a Marlboro. It is modern and consciously so, aimed at improving Marlboro's position among legal-age to 24-year-old adult smokers.

In addition to Marlboro Blend 29, PMI plans to introduce other line extensions for Marlboro next year and beyond.

PMI also continues to add depth and vitality to Marlboro with superior, new advertising executions that reinforce the brand's leadership position. A great example is the recently launched day and night streetlights campaign.

From an international perspective, PMI's investment behind Marlboro is paying off, and we were very encouraged by Marlboro's performance in the third quarter. Volume of nearly 82 billion units was up 1.1%, in spite of declines in France and Germany. Absent these two markets, Marlboro was up 6.8%, and market share gains for Marlboro are widespread this year, with solid increases achieved in many markets.

Importantly, in virtually all of its top international markets, Marlboro's share of legal-age to 24-year-old smokers exceeds its total market share, underscoring how well-positioned the brand is for future growth.

PMI is also building brand equity through innovation for its other major brands. A great example is L&M. With a successful pricing strategy, effective image advertising and geographic expansions to over 70 countries, PMI has transformed L&M into the number three cigarette brand worldwide.

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

In the last ten years, L&M has grown from 23 billion units to 106 billion units last year and its performance remains strong this year, with volume up 8% through September. L&M has established significant shares in diverse markets throughout the world and is the number one international brand in Romania, Turkey, Poland and Russia.

Another brand success story is Parliament, PMI's highly profitable super-premium brand that is well established in markets as diverse as Japan, Russia, Turkey and Romania.

To conclude on PMI, the total industry outside the United States holds significant opportunity for growth. At approximately 4.9 trillion units, PMI captured slightly less than a 15% share last year.

PMI's strategy is to continue to pursue business development initiatives, including participation in all growing and profitable tobacco segments, acquisitions and new market entries. It will capitalize on all opportunities that offer strategic fit, strong growth potential and attractive returns.

Recently, it announced the acquisition of Coltabaco, the largest tobacco company in Colombia with a 48% market share.

New markets provide a terrific growth opportunity. Consider that China, India, Pakistan, Vietnam, Iraq, Iran, and Algeria collectively represent industry volume of over two trillion cigarettes, and PMI's presence in these markets is essentially nonexistent today.

As we've said previously, PMI expects total volume growth including acquisitions of approximately 4.0% to 4.5% this year. In addition, PMI should deliver operating companies income growth of about 10% at current exchange rates, excluding the impact of the EC agreement.

To conclude, I want to emphasize once again that our overriding objective is to deliver superior returns to our shareholders, and towards that end, we are working to resolve the litigation issues at PM USA and beginning the necessary preparations for a potential breakup once the litigation environment permits.

Our businesses have terrific brands with good opportunities for long-term growth and they are investing to build those brands. I am confident that they have the right strategies to grow both their top and bottom lines going forward.

Thank you.

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